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                                                                   EXHIBIT 99.1
[VISTA GOLD LOGO HERE]        7961 SHAFFER PARKWAY
                              SUITE 5
                              LITTLETON, COLORADO 80127
                              TELEPHONE (720) 981-1185
                              FAX (720) 981-1186

                                       Trading Symbol:  VGZ
                                       Toronto and American Stock Exchanges

_______________________________________________NEWS_____________________________

VISTA GOLD CORP. ANNOUNCES OPTION TO ACQUIRE GOLD PROJECT IN CALIFORNIA; THIRD QUARTER RESULTS; DIRECTOR RESIGNATION

DENVER, COLORADO NOVEMBER 20, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed a letter agreement with Standard Industrial Minerals, Inc. ("Standard"), based in Bishop, California, pursuant to which Vista would pay Standard $15,000 for an option to acquire Standard's
100% interest in the Long Valley gold project in east central California for a purchase price of $750,000. Completion of a formal option agreement is subject to due diligence reviews and approval by the boards of directors of both companies.

Under the terms of the letter agreement, Vista would have a three-month exclusive due diligence period ending January 15, 2003, during which it would pay Standard $5,000 per month in satisfaction of the $15,000 option price. Completion of the $750,000 property purchase would be made over a five-year period, with annual payments to be due as follows: $100,000 due on each of January 15, 2003, 2004, and 2005; $200,000 due on January 15, 2006, and
$250,000 due on January 15, 2007. Vista would retain the right to terminate the agreement at any time.

During the due diligence period, Vista will complete customary geological, legal and environmental due diligence reviews.

With respect to third quarter results, the Corporation reported a third quarter loss of $0.4 million ($0.06 per share) compared to a loss of $0.6 million ($0.14 per share) in the third quarter of 2001. The improvement was principally a result of cost reductions at the Hycroft mine and the Amayapampa project. The year-to-date loss was $1.3 million ($0.21 per share) compared to a loss of $1.8 million ($0.39 per share) for the same period in 2001. At the end of the third quarter, the Corporation had $1.3 million in working capital and no debt.

The Corporation also announces that Mr. A. Murray Sinclair has resigned from the Board of Directors as of October 24, 2002 due to time demands from other responsibilities. The Corporation wishes to express appreciation for Mr. Sinclair's efforts and important contributions to the recent successes of the Corporation.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.
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